Exhibit 10.1

AMENDED AND RESTATED PROMISSORY NOTE

$9,100,000.00	December 14, 2010

FOR VALUE RECEIVED, API Systems, Inc., a Delaware corporation (“Systems”), API Defense, Inc., a Delaware corporation (“API Defense”), API Defense USA Inc., a Delaware corporation (“API USA” and collectively, with Systems and API Defense, the “Makers” or when the context requires, each individually, a “Maker”), each promise to pay to the order of Kuchera Industries LLC, a Pennsylvania limited liability company (“K Industries” or “Payee”), the principal sum of Nine Million One Hundred Thousand and No/100 Dollars ($9,100,000.00), lawful money of the United States of America, together with interest from the date hereof, at the rates and on the terms set forth in this Amended and Restated Promissory Note (this “Note”).

RECITALS:

WHEREAS, the Makers executed and delivered to Currency, Inc., a Pennsylvania corporation (f/k/a Kuchera Defense Systems, Inc., a Pennsylvania corporation) (“Currency”), for the benefit of Currency, KII Inc., a Pennsylvania corporation (“KII”), and Payee, that certain Promissory Note dated as of January 20, 2010, in the original principal amount of Nine Million One Hundred Thousand and No/100 Dollars ($9,100,000.00) (the “Original Note”);

WHEREAS, Currency and KII irrevocably and unconditionally assigned all of their right, title and interest in and to the Original Note and Security Interest (as hereinafter defined) to Payee;

WHEREAS, the Original Note is secured by that certain Security Agreement made as of January 15, 2010, by and among API Technologies Corp., a Delaware corporation (“API Parent”), the Makers, and the Payee (the “Security Agreement”);

WHEREAS, this Note, the Loan Documents and the Purchase Agreement (each hereinafter defined), must be read in pari materia, and each such document is to be consideration for the other; and

WHEREAS, the Makers and the Payee desire to amend and restate the Original Note as provided in this Note and that, as so amended and restated the obligations of the Makers under this Note shall continue to be secured by the Security Agreement.

NOW THEREFORE, in consideration of the sum of Ten Dollar ($10.00), surrender of the Original Note to Payee concurrently with the execution and delivery of this Note and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby amend, and restate the Original Note, as follows:

1. INITIAL INTEREST RATE AND ORIGINAL NOTE INTEREST PAYOFF.

(a) Subject to Section 5 of this Note, from and including the Closing Date (hereinafter defined), this Note shall bear interest on the Principal Balance (hereinafter defined) at a rate of five percent (5%) per annum (the “Initial Interest Rate”). Interest at the applicable Interest Rate (hereinafter defined) shall be calculated on the basis of the actual number of days elapsed and a 365 day year.

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(b) Accrued and unpaid interest on the Principal Balance for the period beginning (i) on the Closing Date (hereinafter defined) through the date of this Note, and (ii) on the date of this Note through December 31, 2010, shall be paid to the Payee concurrently with the execution and delivery of this Note.

2. BALLOON PAYMENT. THE MAKERS ACKNOWLEDGE AND AGREE THAT THIS NOTE WILL RESULT IN A “BALLOON PAYMENT” ON THE MATURITY DATE, AS SUCH MATURITY DATE MAY BE EXTENDED PURSUANT TO THE TERMS OF THIS NOTE.

3. PAYMENT ACCELERATION. Subject to the proviso at the end of this Paragraph 3, the unpaid Principal Balance with all accrued and unpaid interest thereon, and any other unpaid sums due and owing under this Note and the other Loan Documents, shall be due and payable within thirty (30) days the occurrence of any of the following events (each an “Acceleration Event”):

(a) a Change-in-Control; or

(b) any other Event of Default; or

(c) a sale of all or substantially all of the assets of API Parent or any of the Makers; or

(d) the declaration or payment of any dividend by API Parent.

Provided, however, that the if the Maturity Date occurs before the full thirty day period following any Acceleration Event, the unpaid Principal Balance with all accrued and unpaid interest thereon, and any other unpaid sums due and owing under this Note and the other Loan Documents, shall be due and payable on the Maturity Date, unless extended pursuant to Paragraph 4 of this Note, and if the Maturity Date is so extended then the unpaid Principal Balance with all accrued and unpaid interest thereon, and any other unpaid sums due and owing under this Note and the other Loan Documents, shall be due and payable upon the earlier of the thirty day period following any Acceleration Event or Initial Extension Maturity Date or the Secondary Extension Maturity Date, as the case may be.

4. MATURITY DATE. Subject to the terms of Section 5 of this Note, the entire Principal Balance, together with all accrued and unpaid interest thereon and any other unpaid sums due and owing under this Note and the Loan Documents, shall be due, payable and paid on December 31, 2010 (the “Maturity Date”).

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5. MATURITY DATE EXTENSION TERMS.

(a) Initial Extension Period. Upon the Makers’ election and written notice to the Payee, which such written notice of election must be provided to the Payee no less than ten (10) business days prior to the Maturity Date, the Maturity Date may be extended for the period (the “Initial Extension Period”) from December 31, 2010 to March 31, 2011 (the “Initial Extension Maturity Date”), provided that, (x) during the Initial Extension Period, this Note shall bear interest on the Principal Balance at a rate of eight percent (8%) per annum (the “Initial Extension Interest Rate”), and (y) concurrently upon Makers’ election under this Section 5(a), Makers shall pre-pay to the Payee the interest on the Principal Balance applicable to the Initial Extension Period, such amount being equal to $179,506.85 Notwithstanding the foregoing, if the Makers pay to the Payee the unpaid Principal Balance with all accrued and unpaid interest thereon (and any other unpaid sums due and owing under this Note and the Loan Documents), after the Maturity Date and on or before the Initial Extension Maturity Date, the Payee shall reimburse the Makers an amount equal to the portion of any interest paid by the Makers to Payee in respect of the Initial Extension Period which did not accrue.

(b) Secondary Extension Period. Upon the Makers’ election and written notice to the Payee, which such written notice of election must be provided to the Payee no less than ten (10) business days prior to the Initial Extension Maturity Date, the Initial Extension Maturity Date may be extended for the period (the “Secondary Extension Period”) from March 31, 2011 to June 30, 2011 (the “Secondary Extension Maturity Date”), provided that, (x) during the Secondary Extension Period, this Note shall bear interest on the Principal Balance at a rate of ten percent (10%) per annum retroactive to January 1, 2011 (the “Secondary Extension Interest Rate” and together with the Initial Interest Rate and the Initial Extension Interest Rate, the “Interest Rate”), and (y) concurrently upon Makers’ election under this Section 5(b), Makers shall pre-pay to the Payee the interest on the Principal Balance applicable to the Secondary Extension Period, such amount equal to $271,753.42 ($451,260.27 - $179,506.85). Notwithstanding the foregoing, if the Makers pay to the Payee the unpaid Principal Balance with all accrued and unpaid interest thereon (and any other unpaid sums due and owing under this Note and the Loan Documents), after the Initial Extension Maturity Date and on or before the Secondary Extension Maturity Date, the Payee shall reimburse the Makers an amount equal to the portion of any interest paid by the Makers to Payee in respect of the Secondary Extension Period which did not accrue.

6. PRINCIPAL AMOUNT GROSS UP. The Makers acknowledge and agree that, if an increase in the long term capital gain tax rate applicable to all or any portion of the Principal Balance shall be adopted at any time prior to the payment in full of the Principal Balance that increases such applicable rate above fifteen percent (15%) for Federal Capital Gains, and 3.07% for Pennsylvania Capital Gains (collectively, the “2010 Capital Gain Rates”), then effective as of the date such increase shall be adopted, the principal amount of this Note shall be automatically increased by an amount equal the Tax Gross Up Amount. “Tax Gross Up

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Amount” sum of (i) product of the portion of the Principal Balance subject to such increase multiplied by the increase in such rate (over the applicable 2010 Capital Gain Rate) and (ii) that amount which is needed to reimburse Payee for the taxes resulting from the amount that would be charged as income tax on the gross up amount described in clause (i) assuming the highest individual rate of state and federal Capital Gains. By way of illustration only, If the Payee’ gain on the on the $10,000,000 Principal Balance of the Original Note were $6,768,356 and the federal long term capital gain tax rate was increased from 15% to 20% (for an increase of 5%), then Payee’ federal long term capital gain tax would increase by $338,418 (5% x $6,768,356). The Principal Balance on the Note would be increased by $356,229 so that after deducting the 5% increase in the federal long term capital gain tax rate on such increase, Payee would net after taxes $338,418. Such increased Principal Balance from and after such date interest shall continue to accrue at the applicable Interest Rate provided herein on the Principal Balance as so increased.

7. Waiver: Without limiting or impairing any of Payee’ rights, claims, privileges or defenses arising under this Note, the Loan Documents or the Purchase Agreement and any other document that was executed and delivered to effect to the transactions contemplated by the Purchase Agreement, as part of the consideration of this Note, Makers for themselves and their affiliates and their respective successors and assigns, hereby irrevocably and unconditionally waive as a defense to payment of any amounts due under this Note, any defense based on (i) the provisional billing rates recently submitted by one or more of Makers to the Defense Contract Audit Agency (“DCAA”) with respect to certain of the government contracts that were transferred to one or more of Makers by one or more of the Payee pursuant to the Purchase Agreement and (ii) the fact that DCAA has not finalized audits of other government contracts that were transferred to one or more of Makers by one or more of the Payee pursuant to the Purchase Agreement. Nothing in this Section 7 is intended to amend, modify or diminish the undertakings of the Payee in that certain Amendment No. 1 to Asset Purchase Agreement (“APA Amendment”) dated the same date as this Note, by and among API Technologies Corp., API Systems, Inc., API Defense, Inc., API Defense USA Inc., Currency, Inc., a Pennsylvania corporation (f/k/a Kuchera Defense Systems, Inc., KII Inc., and Kuchera Industries LLC, William Kuchera and Ronald Kuchera.

8. DEFINITIONS.

(a) Assets. The term “Assets”, as used herein, has the meaning given to it in the Purchase Agreement, and includes any and all after acquired contracts relating to the Business.

(b) Business. The term “Business”, as used herein, has the meaning given to it in the Purchase Agreement.

(c) Business Day. The term “Business Day”, as used herein, has the meaning given to it in the Purchase Agreement.

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(d) Change-in-Control. The term “Change-in-Control”, as used herein means an event or series of events by which:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 51% or more of the equity securities of API Parent entitled to vote for members of the board of directors or equivalent governing body of the API Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of API Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(iii) the passage of thirty days from the date upon which any Person or two or more Persons (other than Subsidiaries of API Parent) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of API Parent (other than Subsidiaries of API Parent), or control over the equity securities of any Person entitled to vote for members of the board of directors or equivalent governing body of API Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or

(iv) Other than the effect of the provisions of the proxy agreement dated September 13, 2010, by and among API Defense USA, Inc., API Technologies Corp., Messrs. Phillip DeZwirek and Jason DeZwirek, Robert T. Conway, Jr., Kenneth L. Fisher, and Richard D. Hearney, and their successors and the United States Department of Defense (the

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“Proxy Agreement”), API Parent ceases to control, directly or indirectly, 100% of the equity securities of any of the Makers entitled to vote for members of the board of directors or equivalent governing body of such Maker on a fully-diluted basis; or

(v) the passage of thirty days from the date upon which any Person or two or more Persons (other than API Parent or any of its Subsidiaries or the proxy board established at API Defense USA, Inc. under the Proxy Agreement (the “Proxy Board”)) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of any of the Makers (other than API Parent or any of its Subsidiaries or the Proxy Board), or control over any of the equity securities of any Person entitled to vote for members of the board of directors or equivalent governing body of such Maker on a fully-diluted basis.

(e) Closing Date. The term “Closing Date”, as used herein, has the meaning given to it in the Purchase Agreement.

(f) Person. The term “Person”, as used herein, has the meaning given to it in the Purchase Agreement.

(g) Principal Balance. The term “Principal Balance”, as used herein, means on any date the outstanding and unpaid principal sum or amount of this Note as of such date.

(h) Purchase Agreement. The term “Purchase Agreement”, as used herein, means that certain Asset Purchase Agreement, dated January 20, 2010, by and among API Parent, the Makers, the Payee, and William Kuchera and Ronald Kuchera.

(i) Subsidiary. The term “Subsidiary”, as used herein, has the meaning given to it in the Purchase Agreement.

9. PLACE OF PAYMENT. All sums due hereunder and under the Loan Documents shall be payable to Currency, for the benefit of the Payee, at Kuchera Industries, LLC, 1700 Somerset Ave, Windber, PA 15963, or at such other place as Payee from time to time may designate to Makers in writing, delivered to Makers at API Technologies Corp., 2300 Yonge Street, P.O. Box 2408, Suite 1710, Toronto M4P 1E4.

10. PREPAYMENT. The Makers shall have the right to prepay the Principal Balance, in whole or part; provided, however, that Makers shall have given the Payee at least thirty (30) days’ prior written notice of Makers’ intention to make such prepayment and the amount of such prepayment, if partial, and provided, further, that any such prepayment is accompanied by payment of all accrued and unpaid interest on the amount so prepaid to the date of prepayment.

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11. SECURITY. Makers acknowledge and agree that payment of this Note is secured by a first priority lien and security interest in the Assets, as evidenced by (i) the Security Agreement, and (ii) those certain UCC-1 financing statements naming the Makers as debtor and the Payee as secured parties, and previously recorded (collectively referred to as the “Financing Statements”). All of the agreements, conditions, covenants, provisions and stipulations contained in this Note, the aforesaid Security Agreement and Financing Statements, collectively referred to as the “Loan Documents”, are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein, and the Makers covenant and agree to keep and perform them, or cause them to be kept and performed, strictly in accordance with their terms.

12. DEFAULT; JOINT AND SEVERAL LIABILITY.

(a) It is understood that the following defaults shall constitute events of default hereunder and are hereinbefore and hereinafter referred to as an “Event of Default” or “Events of Default”: (i) a default in the payment, in immediately available and collectible funds, of any payment of the Principal Balance or interest when due, or any other monetary sum due hereunder or under the Loan Documents and such default is not fully cured within five (5) days, after the Makers receive written notice from the Payee of such default, or (ii) a default in the performance of any of the non-monetary agreements, conditions, covenants, provisions or stipulations contained in this Note or in the Security Agreement and such default is not cured within thirty (30) days after receipt of written notice thereof or, if longer, such cure period as is otherwise provided in this Note or the Loan Documents; or (iii) a Change-in-Control or any other occurrence identified in Section 3. Upon the occurrence of an Event of Default hereunder or under the Security Agreement, the Payee, at their option and without notice to the Makers, and in addition to any other remedy available to the Payee under the Security Agreement or otherwise, may declare immediately due and payable the entire Principal Balance with interest accrued thereon at the applicable Interest Rate to the date of such Event of Default, and all other sums due by Maker hereunder or under the Loan Documents, anything herein or in the Loan Documents to the contrary notwithstanding; and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Payee in this Note or in the Security Agreement or any other remedy provided at law or equity. In such case, the Payee may also recover all costs of suit and other expenses in connection therewith, together with reasonable attorney’s fees for collection, together with interest on any judgment obtained by the Payee at the rate of ten percent (10%) from and after the date of any such judgment.

(b) If an Event of Default occurs during the term of this Note, the Makers acknowledge and agree that they each are jointly and severally liable for the entire Principal Balance with interest accrued thereon at the applicable Interest Rate.

13. GENERAL PROVISIONS.

(a) The Recitals to this Note are herein incorporated and made a part of this Note as if set forth in the body of this Note.

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(b) No judgment or judgment obtained against less than all of the Makers shall be a bar to a subsequent judgment or judgments against one or more of the Makers against whom judgment has not been obtained.

(c) The remedies of the Payee as provided herein, or in the Loan Documents, and the warrants contained herein or in the Loan Documents shall be cumulative and concurrent, and may be pursued singularly, successively, or together at the sole discretion of the Payee, and may be exercised as often as occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

(d) The Makers and all endorsers, sureties and guarantors, if any, hereby jointly and severally waive presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, unless specifically required herein or in the Loan Documents, and they agree that the liability of each of them shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee. The Maker and all endorsers, sureties, and guarantors, if any, consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and to the release of the collateral or any part thereof, with or without substitution and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

(e) The Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Payee, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

(f) If any term or provision of this Note or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable as to the remainder of this Note, then the application of such term or provision to persons, properties and circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

(g) Notwithstanding anything to the contrary contained in this Note or in the Loan Documents, the effective rate of interest on the obligation evidenced by this Note shall not exceed the lawful maximum rate of interest permitted to be paid. Without limiting the generality of the foregoing, if the interest charged under this Note results in an effective rate of interest higher than that lawfully permitted to be paid, then such charges shall be reduced by the sum sufficient to result in an effective rate of interest no greater than the maximum effective rate of interest permitted by law and any amount that would exceed the highest lawful rate already received and held by the Payee shall be applied to a reduction of principal (without premium or penalty) and not to the payment of interest.

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(h) Part of the consideration for the loan evidenced by this Note is that the loan (i) is and shall be deemed made under, and governed by and construed in accordance with the internal law of the Commonwealth of Pennsylvania, and (ii) may be enforceable in the State Courts of Pennsylvania, with an action commenced in the Court of Common Pleas of Somerset County or Cambria County, Pennsylvania, and/or in the United States District Court of said Commonwealth in whose jurisdiction Somerset County and Cambria County lies. Maker hereby waives any claim that either Pittsburgh, Somerset or Johnstown, Pennsylvania is an inconvenient forum and any claim that any action or proceeding arising out of or relating to this Note and commenced in the aforesaid Courts lacks proper venue.

(i) Whenever used, the singular number shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “Payee” shall be deemed to include the successors and assigns of any applicable Payee, and the word “Maker” shall be deemed to include the successors and assigns of any applicable Maker.

(j) The captions preceding the text of the paragraphs or subparagraphs of this Note are inserted only for convenience of reference and shall not constitute a part of this Note, nor shall they in any way affect its meaning, construction or effect.

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IN WITNESS WHEREOF, this Note has been duly signed and delivered by the undersigned at the place and as of the day and year first above written.

MAKERS:

API SYSTEMS, INC., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	CEO

API DEFENSE, INC., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	CEO

API DEFENSE USA INC., a Delaware corporation

By:	/s/ Stephen Pudles

Name:	Stephen Pudles

Title:	CEO

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